                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

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     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                         TOREADOR ROYALTY CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
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         0-11.

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pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee
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                                   $125.00
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     (2) Form, Schedule or Registration Statement No.:

                                 SCHEDULE 14A
- --------------------------------------------------------------------------------
     (3) Filing Party:
                         TOREADOR ROYALTY CORPORATION
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     (4) Date Filed:
                                April 21, 1995
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

                      [TOREADOR ROYALTY CORPORATION LOGO]




May 10, 1995


Dear Fellow Stockholder:

In response to the Boston-based so-called "Committee to Maximize Shareholder Value," this letter highlights Toreador's achievements and asks you to support management by voting the enclosed WHITE PROXY CARD.

                       OUR RESULTS SPEAK FOR THEMSELVES!

In 1988, Toreador's Board of Directors hired a new CEO and embarked on an aggressive business plan. Since then, the Company's oil and gas reserves have INCREASED 600% to 835,000 barrels of oil equivalents.

Since 1988, 63 wells were drilled on the Company's mineral acreage. This activity was achieved despite depressed oil and gas prices and a declining U.S. rig count. By comparison, only 71 wells were drilled on the Company's acreage during the 36 years ending in 1987, a period that includes the greatest boom in the history of the domestic oil and gas industry when domestic oil prices exceeded $35 per barrel and more than 4,000 rigs were in operation.

At the same time we were increasing our reserves and investing in the future of the Company's acreage, we were also able to maintain the Company's strong balance sheet. At year end 1994, the Company had net working capital of $4.6 million and NO DEBT. From year end 1988 to year end 1994, stockholder equity increased from $3.7 million to $7.3 million, A 97% INCREASE.


   TOREADOR'S BOARD VS. THE DISSIDENT GROUP'S NOMINEES:  THE CHOICE IS CLEAR

FACT:       YOUR BOARD IS EXCEPTIONALLY WELL QUALIFIED

            The present Board is composed of members with the background and experience to set Toreador's course in the current energy environment. One member directed lending to the independent oil and gas sector for a major U.S. bank; another has extensive tenure as a senior exploration executive; two were presidents at other public oil and gas companies. One member of the Board is an enegy specialist and an executive vice president at an investment management firm. Both lawyers on the Board are prominent members of the Texas bar - one is a preeminent energy tax expert and the other is highly regarded as both a lawyer and an investor; each have represented many clients with mineral interests. WITH SUCH HARD-WON EXPERIENCE AND UNDERSTANDING OF THE TEXAS OIL AND GAS BUSINESS, YOUR BOARD'S CREDENTIALS APPEAR FAR SUPERIOR TO THOSE OFFERED BY THE OPPOSING COMMITTEE.

FACT:       THE COMMITTEE HAS NO APPARENT EXPERIENCE IN THE TEXAS OIL AND GAS
            BUSINESS

            Don't be misled! While claiming to be highly qualified, none of the so-called "Committee to Maximize Shareholder Value" nominees cites any experience in the oil and gas business, yet they claim to have the "talent, vision and experience" to run your Company. NONE OF THEIR QUOTED EXPERIENCE APPEARS APPLICABLE TO THE OIL AND GAS BUSINESS OR LIKELY TO MAXIMIZE THE VALUES IN YOUR COMPANY'S MINERAL ACREAGE, YOUR LARGEST ASSET.

                      ANALYSTS PRAISE TOREADOR MANAGEMENT

"We regard Toreador's CURRENT MANAGEMENT AS BRIGHT, HONEST, AND EXPERIENCED AND THINK THEIR STRATEGIES ARE SOUND. We also think that Toreador's shares are significantly undervalued and that near-term gains are possible from operational success or corporate developments."

                              --Robert Gillon of Exploration Monthly, April 1995

"Evaluation of [Toreador's] play will take time, and success is not guaranteed. But the company is going about it in the right way, both from a risk and cost standpoint. It has $4 million in assets, no debt, SUPERB MANAGEMENT, and no obligation to spend money on drilling programs to get acreage evaluated."

                              --Rick Rule in Oil and Gas Investor, November 1994

"Toreador has made progress in the last few years in successfully stimulating increased exploration and production activity on its mineral acreage and in developing oil and gas production sufficient to finance its ongoing operations..."

"With only three full-time employees and two professional consultants... THE COMPANY IS NOT OVER-STAFFED. However, the experience of this group is considerable... Moreover, each of the seven outside DIRECTORS of Toreador HAS...CONSIDERABLE EXPERIENCE IN OIL AND GAS EXPLORATION AND DEVELOPMENT."

                                           --Philip G. Putnam of Brean Murray,
                                              Foster Securities Inc., April 1995

              THE COMMITTEE'S MR. FALB PRAISES MANAGEMENT TOO !!!

At a Boston meeting with the Company on March 29, 1995, Mr. Falb remarked that:

- -        Peter Vig is good at deals and should be rewarded as they succeed.
- -        He noted that operations of the Company have been very good.
- -        Finally, proposing to take control of Toreador's Board, he emphasized that he wanted the process to be painless and wanted to reward Peter Vig for good work.

                DO DANE FALB'S CLIENTS KNOW SOMETHING TOREADOR'S
                           STOCKHOLDERS SHOULD KNOW?

Messrs. Dane and Falb, the Committee's leaders, are the principals of Dane, Falb, Stone & Co., Inc., a Boston investment advisor. According to filings with the SEC, during the current long-running bull market, Dane Falb's assets under management have fallen dramatically -- from $233 million at the end of 1989 to $96 million at the end of 1994. During the same period, the number of client portfolios managed by the firm declined from 307 to 155, A DROP OF 49%.

From December 31, 1991 to December 31, 1994, Dane Falb's retained earnings have DECLINED BY 32%. In 1993 Dane Falb had a loss of $41,185.

In May 1991, Financial World published ratings of 538 pension managers, based on the previous quarter's performance of their domestic stock portfolios. In that article, Dane Falb is listed among the "BOTTOM FIFTY PENSION ADVISORS". In March 1992, in an article entitled, "The Good, the Bad and the Ugly", Financial World INCLUDED DANE FALB IN ITS LIST OF THE "25 WORST INVESTMENT ADVISORS", based on its previous year's performance.

              HERE'S HOW DANE FALB'S MANAGED ASSETS HAVE DROPPED

                                    [GRAPH]


                    DANE FALB'S MANAGED ASSETS VS. THE DJIA


                                      DANE        DJIA
                                    -------     -------
              Dec-89                232,959     2,344.1
              Dec-90                231,600     2,645.5
              Dec-92                119,400     3,187.2
              Dec-94                 95,765     3,866.4


                   HERE'S HOW TOREADOR HAS GROWN YOUR ASSETS!


                                    [GRAPH]


        TOREADOR'S NET RESERVES ON BOE BASIS VS. U.S. ACTIVE RIG COUNT

                                  Net Reser     Rigs
                                  ----------    -----
              1988                    936       117,585
              1989                    869       130,413
              1990                  1,010       306,198
              1991                    860       335,787
              1992                    722       518,740
              1993                    754       699,324
              1994                    775       834,815

               NOW, WITH NO APPARENT OIL AND GAS BACKGROUND, THE
                     COMMITTEE WANTS TO MANAGE YOUR ASSETS!

FACT:       COMMITTEE'S OWN PROXY SOLICITOR ENDORSES SHAREHOLDER RIGHTS PLANS

            The Rights Plan prevents a sneak attack by any takeover group trying not to pay full price for the assets of your Company. A 1989 article in The New York Times noted that Georgeson & Co., which the Committee has hired as its proxy solicitor, "has concluded that companies with poison pills received higher takeover premiums than companies without." A Georgeson executive described criticism of his firm's studies as "just so much nit-picking by zealots." Toreador's Board considered Georgeson's studies carefully in its deliberations prior to adoption of the Rights Plan. Approximately one half of Americas major public companies have Rights Plans. THE OVERRIDING OBJECTIVE OF THE BOARD IN ADOPTING THE RIGHTS PLAN WAS, AND CONTINUES TO BE, THE PRESERVATION AND MAXIMIZATION OF THE COMPANY'S VALUE FOR ALL STOCKHOLDERS.


       THE COMMITTEE'S AGENDA IS A SHORT-TERM EXPEDIENT, AND COULD DAMAGE
                       STOCKHOLDER VALUE IN THE LONG RUN

Mr. Falb has suggested an overhead reduction of $150,000 per year in selling and general and administrative costs. For the first year, this would add 2.5 cents per share after tax to asset value. The aggressive management of Toreador's minerals is a necessary investment in order to realize their value. Toreador's management believes that its general and administrative expenses are not discretionary and that reductions can only have a negative impact on the Company's ability to realize the potential that exists in its mineral acreage. THUS, THE COMMITTEE'S CONTROL OF TOREADOR WOULD, IN OUR OPINION, ACTUALLY RETARD DEVELOPMENT OF ITS MINERALS, ULTIMATELY DIMINISHING STOCKHOLDER VALUE.


We believe the facts demonstrate that your present Board is clearly the better choice for the future of your Company. Please show your support by SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD, and DISREGARDING ANY BLUE PROXY CARD sent to you by the dissidents.


Very Truly Yours,


/s/ PETER R. VIG
Peter R. Vig
Chairman and President

                              EXTREMELY IMPORTANT

   PLEASE VOTE FOR MANAGEMENT'S NOMINEES BY SIGNING, DATING, AND MAILING THE ENCLOSED WHITE PROXY CARD TODAY IN THE POSTAGE PAID ENVELOPE PROVIDED, BECAUSE ONLY THE LATEST DATED PROXY WILL COUNT.

   We urge you NOT TO RETURN ANY BLUE PROXY CARDS sent to you by the so-called "Committee to Maximize Shareholder Value." If you accidentally vote on a later dated BLUE PROXY CARD, please sign and date a new WHITE PROXY CARD or call us for assistance. If your shares are held with a brokerage firm, your broker cannot vote your shares unless he receives your specific instructions.

   If you have any questions about how to vote your shares, please call our proxy solicitor at:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                               111 COMMERCE ROAD
                              CARLSTADT, NJ  07072
                                 (800) 346-7885